Highwater Ethanol, LLC

Investor Update

September 2015
Volume 7, Issue 1

Highwater Ethanol Highlights...

A message from the Highwater Ethanol, LLC CEO/GM Brian Kletscher

As I write this for our Summer newsletter we have completed our 6th year of operation at Highwater Ethanol, LLC. We have just completed the 3rd Quarter for our 2015 fiscal year. The progress made during the first three quarters has been steady and, net income for the nine months ended July 31, 2015 was $4,215,972. This has allowed Highwater Ethanol the opportunity to achieve goals that were set, reduce debt and has helped to position Highwater Ethanol for the future. CFO Schneider will break the numbers down for you in his report.

Strategic Planning Report: In late March, Highwater Ethanol Board and Executive Officers participated in a strategic planning session to develop a new mission statement, vision statement and direction for Highwater Ethanol. Our mission statement is "To successfully operate a bio – energy facility, which will be profitable to our investor owners while contributing to the economic growth in the region. Highwater Ethanol is committed to the present while focusing on the future."

Highwater Ethanol's Vision Statement: Highwater Ethanol will identify opportunities that position the business to provide sustainable competitive advantages through short and long term core investments.
A few core priorities that were identified include: 1) Remain a low cost, efficient and high quality producer; 2) Review new technology opportunities; 3) Review all opportunities within our core business; and 4) Continue long term debt reduction.

Highwater Ethanol, LLC fiscal 3rd quarter ended July 31, 2015: We ground approximately 15.690 million bu of corn while producing approximately 44.916 million gallons of denatured ethanol for the nine months ended July 31, 2015. We have also produced approximately 104,304 tons of DDGS and approximately 26,528 tons of Modified DGS.

Highwater Ethanol, LLC

Contact Information:

24500 US HWY 14
PO BOX 96
Lamberton, MN
56152

PHONE:
(507) 752-6160

FAX:
(507) 752-6162

TOLL FREE:
(888) 667-3385

E-MAIL:
info@highwaterethanol.com

www.highwaterethanol.com

Comparison of Highwater Ethanol Guarantee for operations and how we are operating:

	Current Operations	**Guarantee**
Denatured ethanol per bushel	2.86	2.8
Electricity Kw hours used per gallon	.69	.75
Natural Gas BTU used per gallon	24,968 btu	34,000 btu
Gallon of water used per gallon produced	2.15	no guarantee projected 3 – 4

We believe these numbers will remain relatively stable as we have seen very little change over the past few years. Your excellent employees have allowed your facility to become one of the most efficient facilities in the ethanol industry. We believe that these efficiencies will provide future benefits for our investors owners.

If you have been passed the ethanol plant this summer you have seen construction taking place. This includes the installation of a new pipeline to create a new water source, from a rock quarry. We currently utilize approximately 120 million gallon of water per year {mgpy} Our main water sources are currently two production wells, one located in Highwater Township, Cottonwood County and the other is in Lamberton Township, Redwood County. These water sources continue to perform well. We also capture water from storm/snow melt run off and tile line water. In our original plan prior to Highwater Ethanol being built, we had always identified that we desired three water sources. The construction of the quarry water pipeline is our next step in fulfilling this water plan. Highwater Ethanol has reviewed the cost analysis of this project and has found it to be cost effective. During our review process, we reviewed the cost of installing the pipeline, cost of operating the pipeline, cost of treating the water and other related items. Likewise, the current water treatment operations were reviewed to ensure the appropriate operational steps are utilized, which ensure maximum efficiency. With the total review, we found it feasible to move forward with the construction of the quarry water pipeline. This project is scheduled to be completed by November 1, 2015.

In late August 2015, construction started on an approximately 600,000 bushel grain storage bin. This should be completed and ready for operation in spring 2016.

Debt reduction for the nine months ended July 31, 2015 totaled approximately $3 million. Since the end of the 3rd quarter, we have paid an additional $1.3 million on long term debt for a current total of approximately $4.3 million.

We are currently projecting net income for the year. With that said Highwater Ethanol's focus remains on debt reduction. This is the direction of the Highwater Ethanol Board of Governors and Highwater Ethanol Management. We believe this focus will allow Highwater Ethanol to remain competitive for years to come.

Industry Information: As I have stated in prior newsletters, the ethanol industry is a maturing industry and will continue to have its growing pains. We at Highwater Ethanol, LLC are doing our best for you to ensure that we are ready for the future.

The ethanol/biofuels industry continues to progress in providing clean renewable fuel in the United States and worldwide. The challenge facing the biofuels industry is to increase consumption of ethanol, the EPA continues to hinder this development by telling consumers that there is a blend wall.

We will continue to work with all involved to promote higher usage of ethanol and bio-fuels. Your comments that you submitted to the EPA are greatly appreciated. We continue to encourage you as our owners to promote ethanol blended transportation fuels. We believe the ethanol industry can respond to meeting the higher blend rates. Highwater Ethanol continues to work with MN Bio Fuels Association to promote ethanol use at a state-level and we are working to move E15 forward in the State of Minnesota. Recently, grants were approved by the USDA to build infrastructure in Minnesota to support higher blends of ethanol, including E15. We thank all the participants that have made this grant opportunity for the State of Minnesota possible. Please support the following organizations: Renewable Fuels Association and American Coalition for Ethanol. Both of these entities do a great job in representing the ethanol industry at the Federal level.

Our management team in place consist of ; Luke Schneider, CFO, Greg Bergeron, Plant Manager, Tom Streifel, Risk/Commodity Manager, Chad Altermatt, Operations Manager, Jon Osland, Maintenance Manager, Lisa Landkammer, Lab Manager, Shane Rasset, EHS Manager. We have positioned our team to be successful in the ethanol industry. We will do our BEST to make you our member owners proud of Highwater Ethanol, LLC.

From our Board of Governors and the employees at Highwater Ethanol, LLC we wish everyone a safe and successful summer, fall and harvest!

We will take care of the present as we focus on the FUTURE!

Brian Kletscher, CEO
Highwater Ethanol, LLC



This newsletter contains forward-looking statements that involve future events, our future performance and our expected future operations and actions. In some cases you can identify forward-looking statements by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “expect,” “plant,” “future,” “intend,” “could,” “estimate,” “predict,” “hope,” “potential,” “continue,” or the negative of these terms or other similar expressions. These forward-looking statements are only our predictions and involve numerous assumptions, risks and uncertainties, including, but not limited to those listed below and those business risks and factors described in our filings with the Securities and Exchange Commission (“SEC”).

Changes in our business strategy, capital improvements or development plans; Changes in plant production capacity or technical difficulties in operating the plant; Changes in the environmental regulations that apply to our plant site and operations; Changes in general economic conditions or the occurrence of certain events causing an economic impact in the agriculture, oil or grains; Changes in federal and/or state laws (including the elimination of any federal and/or state ethanol tax incentives); Overcapacity within the ethanol industry; Changes and advances in ethanol production technology; Competition in the ethanol industry and from alternative fuel additives; Lack of transportation, storage and blending infrastructure preventing ethanol from reaching high demand markets; Volatile commodity and financial markets; and the results of our hedging transactions and other risk management strategies.

Our actual results or actions could and likely will differ materially from those anticipated in the forward-looking statements for many reasons, including the reasons described in this communications. We are not under any duty to update the forward-looking statements contained in this newsletter. We cannot guarantee future results, levels of activity, performance or achievements. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this communication. You should read this newsletter with the understanding that our actual results may be materially different from what we currently expect. We qualify all of our forward-looking statements by these cautionary statements.

The Financial Insights with CFO, Luke Schneider

Welcome to Fall 2015! Highwater's Fiscal Year 2015 is nearing its end as we have our first nine fiscal months completed and reported. Our 3rd Quarter, Form 10-Q, report was recently filed on September 10th. Our Net income for the nine month period was just over $4.2 million. Highwater's profitability has helped cover some of the costs of the current projects we have underway at our facility.

Highwater has two projects ongoing as you receive this newsletter. The first of which is the installation of a water pipeline. We will capture water currently discharged by the Red Rock Quarry into the Little Cottonwood River. The financial benefit of adding a third water source is the expected cost reductions in our water treatment facility due to the higher quality of water from the quarry. The estimated cost of this project is $4.5 million.

The second project, which just recently started, is the building of an additional grain bin. This will allow us to add roughly 600,000 bushels of corn storage. The estimated cost of this project is $1.9 million.

Overall, the plant is running very well. However, we continue to focus on margin enhancing opportunities and look for ways to further optimize our plants performance.

Please find below the breakdown of Statement of Operations for both the 3rd Quarter individually and in total for the nine month period. Further detail regarding our financial performance can be found in our Form 10-Q filings that are available through our website.

Statement of Operations

	Three Months Ended July 31, 2015 *(Unaudited)*	Nine Months Ended July 31, 2015 *(Unaudited)*
Revenues	$ 28,641,415	$ 84,547,370
Cost of Goods Sold	25,857,236	78,226,325
Gross Profit	2,784,179	6,321,045
Operating Expenses	528,875	1,855,268
Operating Profit	2,255,304	4,465,777
Other Income (Expense)	85,732	(249,805)
Net Income	$ 2,341,036	$ 4,215,972
Weighted Average Units Outstanding	4,953	4,953
Net Income (Loss) Per Unit	$ 472.65	$ 851.20

Here's to a Great End to Fiscal Year 2015!!

Sincerely,

Luke Schneider
CFO



Commodity Talk with Tom Streifel

From the Commodity Desk



In a couple weeks, I will attend my 40th class reunion. Old classmates have asked us to submit stories about the "old days," which got me thinking about the early days of ethanol. I grew up on a farm in central ND. In the mid to late 1970s, the east half of the state had experienced issues with wet summers thus there were issues with poor quality grain. Our two long standing Senators; Milton Young and Quentin Burdick supported the idea of building an ethanol plant in NE ND, which at that time was nowhere near the Corn Belt.

So, in my younger days, my impression was ethanol plants were a destination for poorer quality grain. Times changed over the next 3.5 decades. In the late 1990's until just prior to the Hurricane Katrina episode in 2005, many investors in ethanol plants were farmers who were vertically integrating attempting to find a new demand source to absorb surplus grain.

One of the goals was to elevate corn prices away from loan support so corn producers could finally source their income from the markets rather than LDP or C-C payments from Uncle Sam. At present, it seems that those who took the chance to invest in ethanol plants can claim their mission statement was successful. The US ethanol industry now produces about 10% of the nation's motor fuels. Gasoline prices have settled down to a more tolerable level of approximately $2.50 per gallon. Albeit corn prices are not as attractive as 2-3 years ago, they are still 150-200% of levels of 10-15 years ago.

A story seldom told is that the elevated commodity prices have saved US taxpayers billions as well as helped the US balance of trade via higher prices for the commodities we export. As of mid-June, the forecasts on regional corn crop looked promising. The US ethanol industry will consume an estimated 5.2 billion bushels over the next year with Highwater Ethanol expected to grind near 20 million bushels of locally produced corn. From this corn, Highwater Ethanol expects to produce approximately 59 million gallons of ethanol, 165,000 tons of high protein livestock feed and 13 million pounds of corn oil.

Another part of our mission statement was to support the local economy. At present, Highwater Ethanol has 41 employees. There are another 200 plus plants scattered across the interior US providing thousands of respectable paying jobs. So, thank you investors who had the foresight and courage to make this all possible.

Thank you!
Tom Streifel

HIGHWATER ETHANOL, LLC
24500 US HIGHWAY 14
PO BOX 96
LAMBERTON, MN 56152

We hope you had a great Summer!

From: Highwater Ethanol Board of Directors, Management and Staff!